Exhibit 99.1

Toreador Reports Second-Quarter 2005 Results & Updates Operational Activities

DALLAS, TEXAS – (August 4, 2005) – Toreador Resources Corporation (NASDAQ: TRGL) today announced financial and operating results for the second quarter of 2005. Highlights include:

•	Record operating income, up 35% from the same period in 2004
•	Record revenues of $7.2 million, up over 40% from second quarter 2004 results
•	Record discretionary cash provided by operating income (a non-GAAP measure reconciled below) of $3.1 million, a 29% increase from the same period in 2004

For the second quarter of 2005, Toreador reported income applicable to common shares of $1.8 million, or $0.12 per diluted share, compared with $1.2 million, or earnings per diluted share of $0.11, for the second quarter of 2004. Operating income was $1.7 million in the second quarter of 2005, up 35% from $1.3 million for the same period in 2004. Second quarter 2005 revenues were $7.2 million, which represent a 40% increase when compared with $5.1 million for the second quarter of 2004. The increase was primarily due to higher realized oil and natural gas prices. Toreador’s discretionary cash provided by operating income (a non-GAAP measure reconciled below) grew to $3.1 million, which was a 29% increase from the same period in 2004.

Second quarter 2005 lease operating expenses were $2.1 million compared to $1.5 million in the second quarter of 2004. Lease operating expenses were higher in the second quarter primarily as a result of renovation work completed at the company’s Neocomian field complex in France. General and administrative costs for the second quarter of $1.9 million were up 56% from $1.2 million during the second quarter of 2004. This increase was due in part to additional personnel required to support Toreador’s responsibilities as operator of our Western Black Sea program in Turkey. Accounting and legal costs were up significantly as the company recognized additional costs related to annual reporting for 2004 as it implemented new procedures for Sarbanes-Oxley compliance.

“While the second quarter of 2005 produced record operating performance,” said G. Thomas Graves III, President and Chief Executive Officer of Toreador, “at the present time, we expect to report improved results in the third quarter. Oil production in France has increased by approximately 600 barrels per day from our Charmottes field beginning early in the third quarter. In addition, commodity prices are currently well above the average prices received during the second quarter.” In the second quarter of

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2 – Toreador Resources Corporation

2005, Toreador’s oil and gas production was 154,000 barrels of oil equivalent (BOE) compared to155,000 BOE in the year-ago quarter.

Toreador’s average realized oil price in the second quarter of 2005 climbed to $47.31 per barrel from $32.03 per barrel in the year-ago quarter. This represents a 48% increase over the same period last year. The average realized gas price in the second quarter of 2005 was $6.69 per thousand cubic feet (Mcf), a 16% increase over the average realized gas price of $5.78 per Mcf in the second quarter of 2004.

SIX-MONTH RESULTS

Toreador reports its six-month 2005 income applicable to common shares was $2.8 million, or earnings per diluted share of $0.20, compared with income applicable to common shares of $23.0 million, or earnings per diluted share of $1.95, for the first six months of 2004. The six-month 2004 earnings per diluted share of $1.95 included a gain on the sale of the company's U.S. mineral and royalty portfolio of $18 million along with a foreign currency exchange gain of $4.9 million.

For the first six months of 2005, Toreador posted operating income of $2.9 million versus operating income of $627,000 for the year-ago period. Six-month 2005 revenues were $13.6 million, compared with six-month 2004 revenues of $9.0 million.

For the first six months of 2005, Toreador’s oil and gas production was 303,000 BOE compared to 300,000 BOE for the year-ago period. Toreador’s average realized oil price for the first six months of 2005 rose 48% to $45.42 per barrel from $30.74 per barrel for the year-ago period. The average realized gas price for the first six months of 2005 was $6.44 per Mcf versus $5.77 per Mcf for the same period a year ago.

Explanation and Reconciliation of Non-GAAP Financial Measures

Discretionary cash provided by operating income is presented because of its acceptance as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. Discretionary cash provided by operating income should not be considered in isolation or as a substitute for operating income prepared in accordance with generally accepted accounting principles. The table below reconciles discretionary cash provided by operating income with operating income as derived from the company's financial information.

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In thousands

	Three Months Ended		Six Months Ended
	June 30		June 30
	2005	2004	2005	2004

Discretionary cash provided by operating income	$ 3,069	$ 2,376	$ 5,559	$ 2,793

Deduct:
Exploration and acquisition	(431)	(324)	(805)	(552)
Depreciation, depletion, and amortization	(950)	(798)	(1,867)	(1,614)

Operating income	$ 1,688	$ 1,254	$ 2,887	$ 627

OPERATIONS

Turkey - Offshore

Drilling and logging operations on the Ayazli #2 well in the company's South Akcakoca Sub-Basin project (“SASB”) were successfully completed on July 29, 24 days after spudding. The well was drilled to a measured depth of 1213 meters. Toreador and its partners, TPAO and Stratic Energy Corporation, have run casing and are now making preparations to commence testing operations on the Ayazli #2 well.

During drilling of the Ayazli #2, gas shows were recorded on the mud log over multiple intervals between 725 meters and 1175 meters. Electric logs indicate the presence of gas in potentially 6 intervals between 725 meters and 1175 meters. Toreador has identified approximately 64 meters of potential gas producing sands in the well. This analysis is based solely on information derived from the mud and electric logs.

For reference, the Ayazli #1 well tested approximately 16 meters of gas pay in three zones at an aggregate rate of 15 million cubic feet of gas per day.

The Ayazli #2 well was directionally drilled to a bottom-hole location approximately 380 meters southwest of the Ayazli #1 well. Following the completion of testing on the Ayazli #2 well, the Ayazli #3 well will be tested. This procedure should be completed by mid-August. Drilling of the Ayazli #3 well was completed on June 30, 2005.

Following the completion of testing of the Ayazli #2 and #3 wells, the jack-up rig Prometheus will move to the Cayagzi #1 location. The Cayagzi #1 well, the fourth of eight wells planned for 2005, will be a vertical well drilled to a planned total depth of 1100m. Cayagzi #1 is located 3.1 kilometers (1.93 miles) south southeast of the Akkaya #1 well where Toreador tested at a rate of 7.6 million cubic feet of gas per day in May of this year.

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4 – Toreador Resources Corporation

Toreador is also negotiating a contract for a second rig, most likely a semi-submersible, capable of drilling in the Akcakoca formations where water depths of slightly more than 300 feet are beyond the capabilities of the available jackup rig.

The Turkish lift barge and supporting spread now deployed in the SASB is being replaced by equipment capable of operating in rough seas and marginal weather conditions. The existing spread was logging as much as 50% down time due to weather and after delays and weather related incidents incurred during the installation of the first Guardian II production sleeve at the Akkaya #1 location, the decision was made to mobilize a larger capacity, all-weather lift barge that is rated to withstand similar weather conditions in the future and that can be used to lay the offshore pipeline. The new barge is currently moving from Italy to the Ayazli location to begin installation of the production sleeve following the testing of the Ayazli #2 & 3 wells. After installation the new barge will move back to the Akkaya #1 for remedial operations related to the caisson and production sleeve. The operational changes are not expected to cause any delay in achieving first production in the second half of 2006. Toreador is operator and holds a 36.75% working interest in this acreage.

Toreador is in the process of gathering geological and geophysical data in its 844,000-acre Thrace Black Sea permit. A 50% interest was farmed out to HEMA Endustri A.S., (“HEMA”) in June, the terms of which call for HEMA to pay 100% of the first $1.5 million of the geophysical and exploration costs on this acreage. Toreador is operator and will own the remaining 50% working interest in this permit.

Turkey – Onshore

In the onshore Sinop area northeast of Ankara on the Black Sea coast, Toreador is evaluating reprocessed seismic in order to determine if and where a well might be drilled. An attempt to re-enter and establish production from the Boyabat-2 well in June 2005 was unsuccessful. Toreador operates and holds a 100% working interest in six Sinop permits which cover approximately 720,000 acres.

The Calgan permit area continues to be evaluated. Following completion of evaluation Toreador is planning to commence drilling operations by the end of the third quarter 2005.

France

In the Charmottes Field in the Paris Basin, Toreador has completed testing on the Charmottes-108H and 110H horizontal wells. The 108H well has been equipped for production pumping at regulated rates. The 110H well tested at 630 BOPD on a 1-inch choke. Production began in late July at a restricted rate while the formation was being cleared of drilling fluids. Once free of excess fluids the wells will be produced at a maximum combined 600 BOPD rate until they are connected to Toreador’s recently expanded permanent production facilities, which will occur after receiving French regulatory approval. Toreador expects unrestricted production to commence prior to the end of 2005.

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Construction is underway on a drilling pad located on the southeast flank of the Charmottes field that will accommodate six wells. Initially, Toreador intends to drill at least one vertical well from the pad in the second half of 2005 to exploit reserves now classified as “probable” in the Triassic-age Donnmarie formation. The company plans to drill two new horizontal wells from the pad in late 2005 or early 2006.

During the second half of 2005, Toreador is slated to drill at least four exploratory wells on its 183,000-acre Courtenay permit. The company has completed a surface geochemical study that has provided supplemental geophysical and subsurface data enabling Toreador to identify four well locations. Toreador estimates the cost of each Courtenay well will be $250,000-300,000. The initial objective on the Courtenay permit will be the Neocomian formation that produces in the company’s four field Neocomian Field Complex. These four fields have cumulatively produced over 30 million barrels of oil and are the longest sustained production in the Paris Basin. At a depth of approximately 1,800 to 2,000 feet, initial Neocomian production ranges from 150-200 BOPD.

Toreador is operator and owns a 100% working interest in the Charmottes, Neocomian and Courtenay permits.

Romania

The Company completed testing the third well re-entered in Phase I of rehabilitation operations on the Fauresti Block during June. The Fauresti-187 tested at 1.3 MMcf per day with 11 barrels of condensate and 33 barrels of water on a 1/2-inch choke. The second well re-entered and re-completed, the Fauresti-184, tested at 1.75 MMcf of gas per day with 10 barrels of condensate and 59 barrels of water on a 1/2-inch choke. During preliminary testing, the Fauresti-184 had flow rates as high as 2.6 MMcf per day with no choke.

The rig is currently on the Fauresti-179, the first well re-entered during Phase I. The Fauresti-179 was unable to test the Dogger Formation successfully due to communication with the underlying aquifer behind casing. Operations are now underway to perforate the Sarmatian Formation before moving the rig to the Fauresti-198 for the fourth well re-entry.

The company anticipates re-entering three additional wells and drilling up to two new development wells on the permit this year.

Toreador also intends to re-enter a well on the Viperesti Permit and will continue to gather geological and geophysical information, as well as reprocess existing seismic data, on both the Viperesti and Moinesti Permits. Toreador is operator of and has a 100% working interest in these Romanian concessions.

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CONFERENCE CALL

Toreador will host a conference call on Thursday, August 4th at 3 p.m. Central daylight time (4 p.m. Eastern daylight time) to discuss the previously mentioned second quarter 2005 financial results and operational activities.

Active call participants who wish to ask questions during the conference call should dial toll-free 866-272-9941, passcode 88433672 about 15 minutes before the scheduled conference call time to be connected to the call. International callers should dial 617-213-8895, passcode 88433672.

Those who wish only to listen to the live audio webcast may access the webcast via Toreador’s Internet home page at www.toreador.net by selecting the “Investor Relations” link on the home page and then selecting the “Conference Calls” link.

Those unable to participate in the live call may hear a rebroadcast for up to twelve months after the conference call at www.toreador.net by selecting the “Investor Relations” link on the home page and then selecting the “Conference Calls” link or may dial toll-free 888-286-8010, passcode 18519191 to listen to a replay of the call. International callers should dial 617-801-6888, passcode 18519191.

GUIDANCE

Future guidance will be limited to operating results exclusively due to the numerous non-operating uncertainties relating to currency fluctuations and dry-hole costs. The following guidance is being provided for the third quarter of 2005:

Production	170 – 190 Mboe
Realized price	$48 - 54 per Boe
Revenues	$8.3 – 10.3 million
Operating income	$3.5 – 5.8 million

ABOUT TOREADOR

Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of natural gas, crude oil and other income-producing minerals. The company holds interests in developed and undeveloped oil and gas properties in France, Hungary, Romania, Turkey and Trinidad. In the United States, Toreador primarily owns working interests in five states. More information about Toreador may be found at the company’s web site, www.toreador.net.

Safe-Harbor Statement -- Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The company intends that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause the company’s actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to,

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7 – Toreador Resources Corporation

estimates or forecasts of reserves, estimates or forecasts of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, the ability of Toreador to obtain additional capital, and other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission. The historical results achieved by the company are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

# # #

CONTACTS:

Toreador Resources
Douglas W. Weir, SVP and CFO

214-559-3933 or 800-966-2141

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8 – Toreador Resources Corporation

	Three Months Ended		Six Months Ended
	June 30		June 30
	2005	2004	2005	2004

Revenues	$ 7,164	$ 5,134	$ 13,578	$ 8,996

Costs and expenses:
Lease operating	2,140	1,509	4,260	3,433
Exploration and acquisition	431	324	805	552
Depreciation, depletion and amortization	950	798	1,867	1,614
Reduction in force	5	0	5	118
General and administrative	1,950	1,249	3,754	2,652

Total costs and expenses	5,476	3,880	10,691	8,369

Operating income	1,688	1,254	2,887	627
Net income	1,865	1,335	3,428	23,321
Dividends on preferred shares	40	180	603	360

Income applicable to common shares	$ 1,825	$ 1,155	$ 2,825	$ 22,961

Basic earnings per share	$ 0.13	$ 0.12	$ 0.21	$ 2.43

Diluted earnings per share	$ 0.12	$ 0.11	$ 0.20	$ 1.95

Weighted average shares outstanding:
Basic	14,171	9,479	13,490	9,457
Diluted	15,610	12,314	14,565	11,973

SELECTED OPERATING RESULTS
Oil production (MBbl)	131	134	259	256
Natural gas production (MMcf)	136	127	261	267
Equivalent production (MBOE)	154	155	303	300

Prices
Average oil price per Bbl	$ 47.31	$ 32.03	$ 45.42	$ 30.74
Average natural gas price per Mcf	6.69	5.78	6.44	5.77
Average equivalent price per BOE	46.26	32.33	44.45	31.26

	June 30
	2005	2004

SELECTED BALANCE SHEET INFORMATION
Current Assets	$ 20,065	$ 14,014
Properties and equipment, net	105,920	66,094
Total assets	131,866	84,277
Current liabilities	13,668	13,484
Total liabilities	27,799	27,685
Stockholders' equity	104,067	56,592